Contact: Gary Brooks
              281-492-7100 x1201

POSITRON CORPORATION AND NEUSOFT MEDICAL SYSTEMS OF CHINA

FORM JOINT VENTURE TO PRODUCE PET AND PET/CT SYSTEMS

Houston, TX — August 29, 2005 Positron Corporation (OTCBB:POSC), manufacturer of positron emission tomography (PET) scanners, announced today the formation of a joint venture with Neusoft Medical Systems in Shenyang, China. The joint venture will be called Neusoft-Positron Medical Systems Co., Ltd. and will specialize in the production of cutting edge PET and PET/CT systems.

Gary Brooks, President and CEO of Positron said, “We are delighted to announce the formation of this joint venture with Neusoft Medical Systems. We are very impressed with Neusoft’s capabilities in both medical hardware and software and look forward to a profitable relationship for both parties. While both companies have approved the agreement, it is subject to governmental approval in the People’s Republic of China and other closing conditions. We expect to receive the necessary approvals within the next 30 days.”

Positron Corporation is primarily engaged in designing, manufacturing, marketing and supporting advanced medical imaging devices utilizing positron emission tomography (PET) technology under the trade name POSICAMTM systems. POSICAMTM systems incorporate patented and proprietary technology for the diagnosis and treatment of patients in the areas of oncology, cardiology and neurology. POSICAMTM systems are in use at leading medical facilities, including the University of Texas — Houston Health Science Center, The Coronary Disease Reversal Center in Buffalo, New York, Emory Crawford Long Hospital Carlyle Fraser Heart Center in Atlanta, and Nishidai Clinic (Diagnostic Imaging Center) in Tokyo. Additional information may be found at http://www.positron.com.

Except for the historical information contained herein, the matters discussed in this news release may contain forward-looking statements concerning plans, objectives, goals, strategies, future events or performance and underlying assumptions and other statements which are other than statements of historical facts. Certain statements contained herein are forward-looking statements and, accordingly, involve risks and uncertainties which could cause actual results or outcomes to differ materially from those expressed in the forward-looking statements. The Company’s expectations, beliefs and projections are expressed in good faith and are believed by the Company to have a reasonable basis, including, without limitations, management’s examination of historical operating trends, data contained in the Company’s records and other data available from third parties, but there can be no assurance that management’s expectations, beliefs or projections will result or be achieved or accomplished. In addition to other factors and matters discussed elsewhere herein, the following are important factors that, in the view of the Company, could cause actual results to differ materially from those discussed in the forward-looking statements: the ability of the Company to attain widespread market acceptance of its POSICAMTM systems; the ability of the Company to obtain acceptable forms and amounts of financing to fund future operations; demand for the Company’s services; and competitive factors. The Company disclaims any obligation to update any forward-looking statements to reflect events or circumstances after the date hereof.

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